Exhibit 10.4

Execution Version

NOTE PURCHASE AGREEMENT

by and among

FACEBANK GROUp, INC.;
FUBOTV ACQUISITION CORP.;
EVOLUTION AI CORPORATION; and
PULSE EVOLUTION CORPORATION
as Borrower

and

FB LOAN SERIES I, LLC

as Purchaser

Dated as of March 19, 2020

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6.21	[Reserved]	18
6.22	Potential Conflicts of Interest	18
6.23	[Reserved]	19
6.24	[Reserved]	19
6.25	[Reserved]	19
6.26	[Reserved]	19
6.27	Solvency	19
6.28	[Reserved]	19
6.29	OFAC	19
6.30	Disclosure	19
6.31	No Default	19

Article 7 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		19
7.1	Authorization; No Contravention	19
7.2	Binding Effect	19
7.3	No Legal Bar	19
7.4	Securities Laws	20
7.5	Governmental Authorization; Third Party Consent	20

Article 8 AFFIRMATIVE COVENANTS		20
8.1	Delivery of Financial and Other Information	20
8.2	Use of Proceeds	21
8.3	Notice of Default	21
8.4	Conduct of Business	22
8.5	Taxes and Claims	22
8.6	Insurance	22
8.7	Compliance with Laws	22
8.8	Maintenance of Properties	23
8.9	Audits and Inspection	23
8.10	Issue Taxes	23
8.11	[Reserved]	23
8.12	[Reserved]	23
8.13	[Reserved]	23
8.14	Delivery of Information by Holders	23
8.15	Execution of Supplemental Documents	23
8.16	[Reserved]	23
8.17	Post Closing Covenants	23
8.18	Further Assurances	25

Article 9 NEGATIVE COVENANTS		25
9.1	Limitations on Debt.	25
9.2	Liens.	25
9.3	Restricted Payments	26
9.4	Loans	26
9.5	Investments	26
9.6	Mergers, Consolidations, Sales	27

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9.7	Subsidiaries	27
9.8	Amendment to Organizational Documents	27
9.9	Restrictive Agreements	27
9.10	Capital Expenditures	28
9.11	Transactions with Affiliates	28
9.12	Additional Negative Pledges	28
9.13	Use of Proceeds	28
9.14	Fiscal Year and Accounting Changes	28
9.15	Disposition of Assets	28
9.16	FuboTV Merger Agreement; FuboTV Loan Agreement	29

Article 10 RESERVED		29

Article 11 EVENTS OF DEFAULT
11.1	Events of Default	29
11.2	Acceleration	31
11.3	Standstill	31
11.4	Set-Off	32
11.5	Cumulative Remedies	32

Article 12 INDEMNIFICATION		33
12.1	Indemnification	33
12.2	Procedure; Notification	33

Article 13 MISCELLANEOUS		34
13.1	Survival of Representations and Warranties	34
13.2	Notices	34
13.3	Successors and Assigns	35
13.4	Amendment and Waiver	35
13.5	Signatures; Counterparts	36
13.6	Headings	36
13.7	GOVERNING LAW	36
13.8	JURISDICTION, JURY TRIAL WAIVER, ETC	36
13.9	Severability	37
13.10	Rules of Construction	37
13.11	Entire Agreement	37
13.12	Certain Expenses	37
13.13	Publicity	37
13.14	Further Assurances	37
13.15	No Strict Construction	37

Exhibits

A	Form of Note
B	Form of Shareholder Debt Facility Loan Documents
C	Form of Warrant

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NOTE PURCHASE AGREEMENT

NOTE PURCHASE AGREEMENT, dated as of March 19, 2020, by and among FACEBANK GROUP, INC., a Florida corporation (“FaceBank”), FuboTV Acquisition Corp., a Delaware corporation (“Merger Sub”), EVOLUTION AI CORPORATION, a Florida corporation, (“Evolution AI”), PULSE EVOLUTION CORPORATION, a Nevada corporation (“Pulse” and together with FaceBank, Merger Sub and Evolution AI collectively, the “Borrower”) and FB LOAN SERIES I, LLC, a Delaware limited liability company (the “Purchaser”).

STATEMENT OF PURPOSE:

WHEREAS, the Borrower wishes to sell to the Purchaser, and the Purchaser wishes to purchase on the terms and conditions set forth herein, senior secured promissory notes issued by the Borrower to the Purchaser in an aggregate principal amount of $10,050,000, substantially in the form of Exhibit A hereto; and

WHEREAS, the Borrower is willing to secure all of the Obligations by granting to the Purchaser a Lien upon substantially all of its assets subject to any limitations set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

Article 1
DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms have the meanings indicated:

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation (a) with respect to any such Person that is an entity, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person and (b) with respect to any such Person that is an individual including, without limitation, such individual’s spouse, lineal ancestors, lineal blood or adopted descendants, and any trust or other estate planning vehicle for any of their benefit or any entity in which only such persons own equity interests. A Person shall be deemed to control another Person if the controlling Person owns ten percent (10%) or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise. None of the Purchaser nor any of its Affiliates shall be, or be deemed to be, an Affiliate of any Loan Party.

“Agreement” means this Note Purchase Agreement, including the exhibits and schedules attached hereto, as the same may be amended, supplemented or modified in accordance with the terms hereof.

“AMC Loan Agreement” means that certain Credit and Guaranty Agreement dated as of April 6, 2018, by and among FuboTV, the guarantors party thereto, the lenders party thereto and AMC Networks Ventures LLC, as administrative agent and collateral agent, amended, amended and restated, modified, supplemented, restated or replaced from time to time.

“AMC Loan Documents”, collectively, the AMC Loan Agreement and all other instruments, agreements and documents executed in connection therewith (specifically including the “Credit Documents” (as defined in the AMC Loan Agreement), as each such document may be amended, amended and restated, modified, supplemented, restated or replaced from time to time.

“Applicable Insolvency Laws” means the United States Bankruptcy Code and all other liquidation, bankruptcy, assignment for the benefit of creditors, conservatorship, moratorium, receivership, insolvency, rearrangement, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions in effect from time to time.

“Asset Disposition” means any sale, lease, license, transfer, assignment or other consensual disposition by any Loan Party or any Subsidiary of any asset in an amount in excess of $50,000 in the aggregate, but excluding (i) dispositions of inventory or used, obsolete, worn-out or surplus equipment, all in the ordinary course of the Loan Parties’ business, (ii) dispositions of Cash and Cash Equivalents, and (iii) sales, transfers and other dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of the Loan Parties’ business.

“Board” means the board of directors of FaceBank.

“Borrower” has the meaning given to that term in the preamble hereof, shall extend to all permitted successors and assigns of such Persons and upon the Merger Date Joinder, shall include FuboTV.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

“Capital Expenditure” means any expenditure for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a balance sheet prepared in accordance with GAAP (including, without limitation, the capitalized portion of any software development costs), excluding (a) the cost of assets acquired pursuant to Capitalized Leases, (b) expenditures of insurance proceeds (or other similar recoveries) to rebuild or replace any asset after a casualty loss or cash awards of compensation arising from the taking of eminent domain or condemnation (c) leasehold improvement expenditures for which the Person is reimbursed promptly by the lessor.

“Capital Stock” means (a) any capital stock, partnership, membership, joint venture or other ownership or equity interest, participation or securities (whether voting or non-voting, whether preferred, common or otherwise), and (b) any option, warrant, security or other right (including Debt securities or other evidence of Debt) directly or indirectly convertible into or exercisable or exchangeable for, or otherwise to acquire directly or indirectly, any capital stock, partnership, membership, joint venture or other ownership or equity interest, participation or security described in clause (a) above.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP; provided, however, that all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of this definition and all other financial definitions, calculations and covenants for purposes of this Agreement (other than for purposes of the delivery of financial statements prepared in accordance with GAAP) whether or not such operating lease obligations were in effect on such date), notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in accordance with GAAP.

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“Cash” means the currency of the United States of America.

“Cash Equivalents” means (a) short-term obligations of, or fully guaranteed by, the United States of America or any agency or instrumentality thereof, (b) commercial paper rated A-1 or better by Standard & Poors or P-1 or better by Moody’s, (c) demand deposit accounts maintained in the ordinary course of business, and (d) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Change of Control” means, other than in connection with the FuboTV Merger, the consummation of a merger, consolidation, reorganization, sale of Capital Stock by the Borrower or any holder of the Borrower’s Capital Stock, sale or other disposition of all or substantially all of the assets of the Borrower that results in any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act) (i) having the right to nominate the majority of the Board other than as set forth in Section 8.1 of the FuboTV Merger Agreement, or (ii) directly or indirectly owning or controlling in excess of fifty percent (50%) of the economic or voting interests of the Borrower that does not, as of the Closing Date, directly or indirectly, own or control in excess of 50% of the voting interests of the Borrower.

“Closing” has the meaning assigned to that term in Section 2.3.

“Closing Date” has the meaning assigned to that term in Section 2.3.

“Closing Date Shares” has the meaning assigned to that term in Section 2.2(a).

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

“Collateral” has the meaning set forth in the Security Agreement.

“Collateral Documents” means the Security Agreement, the Intellectual Property Security Agreements, Principal Pledge Agreement, collateral assignments, each deposit account control agreement and each other agreement or writing pursuant to which the Borrower or any Subsidiary thereof purports to pledge or grant a security interest in any property or assets securing the Obligations, or any such Person purports to guarantee the payment and/or performance of the Obligations, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Commission” means the U.S. Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“Confidential Information” means all information disclosed by a Loan Party that (a) relates to such Loan Party’s business, properties, liabilities (other than the Obligations), technology, Intellectual Property assets, trade secrets, inventions, know-how, software programs, software source documents, financial or business plans, financial projections and affairs, employment arrangements, financial statements, internal management tools and systems, products and product development plans, marketing plans, customers, clients and contracts, and (b) to the extent such information is provided after the Closing Date (other than information provided as required by the terms of this Agreement, which shall be deemed to be Confidential Information), is designated by such Loan Party as confidential by means of appropriate markings. Confidential Information will not include any information or data (i) that has become publicly known through no wrongful act of the recipient of such information, (ii) has been received by the recipient from a third party not known by the recipient to be under any obligation of confidentiality to a Loan Party without breach by the recipient of this Agreement or any other agreement with any Loan Party, or (iii) has been approved for release by written authorization of such Loan Party.

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“Contractual Obligations” means as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument or arrangement (whether in writing or otherwise), other than a Note Document, to which such Person is a party or by which it or any of such Person’s property is bound.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations issued, undertaken or assumed by such Person as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business); (c) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) [reserved]; (f) all indebtedness of such Person referred to in clauses (a) through (e) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt (it being understood that if such Person has not assumed or otherwise become personally liable for any such Debt, the amount of the Debt of such Person in connection therewith shall be limited to the lesser of the face amount of such Debt or the fair market value of all property of such Person securing such Debt); and (g) all guaranties of such Person of any Debt of another Person.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning given to that term in Section 3.1(c).

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, Licenses, concessions, grants, franchises, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water, air or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof, including, without limitation, the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Solid Waste Disposal Act (as amended by the Resource Conservation and Recovery Act), 42 U.S.C. § 6901 et seq., and CERCLA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means a corporation that is or was a member of a controlled group of corporations with the Borrower within the meaning of Section 4001(a) or (b) of ERISA or Section 414(b) of the Code, a trade or business (including a sole proprietorship, partnership, trust, estate or corporation) that is under common control with any Loan Party within the meaning of Section 414(m) of the Code, or a trade or business which together with any Loan Party is treated as a single employer under Section 414(o) of the Code.

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“Event of Default” has the meaning assigned to that term in Section 11.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Extraordinary Receipt” means any Cash received by or paid to or for the account of any Loan Party not in the ordinary course of business (and not consisting of proceeds described in any of Section 3.2(d)(i), (ii), (iii), or (iv)).

“FaceBank Collateral” means any Collateral comprised of (a) Capital Stock of FaceBank pledged pursuant to the Principal Pledge Agreement or (b) assets owned by FaceBank, excluding any right, title or interest in or to the FuboTV Loan Agreement (and any documents related thereto or collateral granted to secure the obligations thereunder) or the FuboTV Merger Documents.

“FaceBank Enforcement Action” means (a) to foreclose, execute, levy, or collect on, take possession or control (by set off or otherwise) of, sell or otherwise realize upon (judicially or non-judicially), or lease, license, or otherwise dispose of (whether publicly or privately), any FaceBank Collateral, or otherwise exercise or enforce remedial rights with respect to any FaceBank Collateral under the Note Documents (including by way of set-off, recoupment, notification of a public or private sale or other disposition pursuant to the UCC (as defined in the Security Agreement) or other applicable law, notification to account debtors, notification to depositary banks under deposit account control agreements, securities intermediaries under securities accounts or commodities intermediaries under commodities accounts, or exercise of rights under landlord consents, bailee waivers or similar agreements, if applicable, but excluding the execution and delivery of documentation solely to obtain control over deposit accounts or securities accounts, (b) to receive a transfer of any FaceBank Collateral (other than a payment in respect of Obligations initiated by Borrower while no Event of Default is continuing) in satisfaction of Obligations secured thereby or make a credit bid for the purpose of doing so (whether or not in an Insolvency Proceeding), (c) to notify account debtors to make payments to the Purchaser or its agents, (d) to otherwise enforce a security interest or exercise another right or remedy, as a secured creditor or an unsecured creditor, pertaining to the Collateral at law, in equity, or pursuant to the Note Documents (including exercising voting rights in respect of equity or debt interests comprising any of the Collateral), (e) to effect the sale, lease, exchange, transfer or other disposition of any FaceBank Collateral by FaceBank or Principal Pledgor after the occurrence and during the continuation of an Event of Default, (f) to commence any legal proceedings or actions against or with respect to FaceBank or any FaceBank Collateral for the purpose of effecting or facilitating any of the actions described in clauses (a) through (f) above or (g) to commence any Insolvency Proceeding against FaceBank. For the avoidance of doubt, a “FaceBank Enforcement Action” shall not include (i) any actions described in clauses (a) through (f) above with respect to the FuboTV Loan Agreement or the FuboTV Merger Documents and (ii) any actions taken in preparation for actions described in clauses (a) through (g) above (including, without limitation, obtaining lien searches, engaging sales professionals or other advisors, and requiring the delivery and/or execution of any additional documents for the perfection or preservation of the Purchaser’s Liens on the Collateral pursuant to Section 11.3(b)(iv)).

“Financial Statement” has the meaning given that term in Section 6.11.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“First Standstill Extension” has the meaning given to that term in Section 11.3.

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“Fiscal Quarter” means in respect of a date as of which the applicable financial covenant is being calculated or financial report is being furnished, any fiscal quarter of a Fiscal Year (currently the three month periods ending on or about each March 31, June 30, September 30 and December 31 annually).

“Fiscal Year” means the fiscal year for financial accounting and reporting purposes of the Borrower (currently the fiscal year ending December 31).

“FuboTV” means fuboTV Inc., a Delaware corporation.

“FuboTV Merger” means the merger and reorganization as contemplated by the FuboTV Merger Agreement.

“FuboTV Merger Agreement” means that certain Agreement and Plan of Merger and Reorganization dated as of the date hereof, by and among FaceBank, Merger Sub and FuboTV.

“FuboTV Merger Documents” means the FuboTV Merger Agreement and each other document to be executed in connection with the FuboTV Merger.

“FuboTV Loan Agreement” means that certain Loan and Security Agreement dated as of the date hereof, by and between FaceBank and FuboTV.

“Funded Debt” means, as of any date of determination, all outstanding Debt of the types described in clauses (a), (b), (c), (d) and (f) of the definition of “Debt” as of such date.

“GAAP” means generally accepted accounting principles in effect within the United States from time to time, consistently applied.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, regulation or compliance, including, without limitation, any federal, state or local public utility commission, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

“Hedging Agreement” means any rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging agreement.

“Holder” means each holder of a Note hereunder.

“Indemnified Party” has the meaning given to that term in Section 12.1.

“Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors (including any proceeding under the United States Bankruptcy Code) or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of such creditors.

“Intellectual Property” has the meaning ascribed to such term in the Security Agreement.

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“Intellectual Property Security Agreement” means each trademark security agreement, patent security agreement and copyright security agreement, between any Loan Party and the Purchaser, as amended, restated, supplemented or otherwise modified from time to time.

“Interest Payment Date” has the meaning given to that term in Section 3.1(a).

“Interest Rate” has the meaning given to that term in Section 3.1(a).

“Liabilities” has the meaning given to that term in Section 12.1.

“Licenses” means all licenses, permits, authorizations, determinations, and registrations issued by any Governmental Authority to any Loan Party or any Subsidiary in connection with the conduct of its business.

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, license, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, or any financing lease having substantially the same economic effect as any of the foregoing, but not including the interest of a lessor under an operating lease and including any exclusive or non-exclusive license of Intellectual Property).

“Loan Parties” means the Borrower and all of the Borrower’s direct or indirect Subsidiaries which have joined this Agreement pursuant to and have otherwise complied with the provisions of Section 9.7.

“Major Casualty Proceeds” means (i) the aggregate insurance proceeds received in Cash in connection with one or more related events under any property insurance policy or business interruption insurance policy or (ii) any award or other compensation received in Cash with respect to any eminent domain, condemnation of property or similar proceedings (or any transfer or disposition of property in lieu of condemnation), if the amount of such aggregate insurance proceeds or award or other compensation exceeds $50,000, in each case, less (a) any out-of-pocket fees, costs and expenses reasonably incurred by the Borrower or any Subsidiary in connection therewith, (b) the amount of any Debt secured by a Permitted Lien on the related asset and discharged from the proceeds of such event, (c) any Taxes paid or reasonably estimated by the applicable Loan Party or Subsidiary to be payable by such Person as a consequence of such event (provided, that if the actual amount of Taxes actually paid is less than the estimated amount, the difference shall immediately constitute Major Casualty Proceeds) and (d) the amount of any reserve established in accordance with GAAP (provided that such reserved amounts shall be Major Casualty Proceeds to the extent and at the time of any reversal (without the satisfaction of any applicable liabilities in a corresponding amount) of any such reserve).

“Material Adverse Effect” means an effect that results in or causes (a) a material adverse change in, or a material adverse effect upon, the assets, liabilities, business, properties, operations, or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (b) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any of its Subsidiaries of any Note Document or (c) material adverse effect upon the validity of any material Intellectual Property of the Borrower or its Subsidiaries or any of the Borrower’s or its Subsidiaries’ rights or interests in respect thereof or thereto, including but not limited to as a result of an adverse order, determination or decision by a Governmental Authority.

“Maturity Date” has the meaning given to that term in Section 3.2(a).

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“Moody’s” means Moody’s Investors Service, Inc.

“Net Cash Proceeds” means, with respect to any transaction or event, an amount equal to the Cash proceeds received by any Loan Party (or any Subsidiary) from or in respect of such transaction or event (including Cash proceeds of any non-Cash proceeds of such transaction), less (i) any out-of-pocket expenses paid to a Person that are reasonably incurred by such Loan Party or Subsidiary in connection therewith, (ii) amount of any reserve established (provided that such reserved amounts shall be Net Cash Proceeds to the extent and at the time of any reversal (without the satisfaction of any applicable liabilities in a corresponding amount) of any such reserve) and (iii) taxes paid or payable or reasonably estimated to be paid or payable as a result thereof in that year or the next succeeding year.

“Notes” has the meaning given to that term in Section 2.1(a).

“Note Documents” means this Agreement, the Notes, the Collateral Documents, the Warrant, the Securities Purchase Agreement and each other agreement, document or certificate delivered pursuant to this Agreement or the Notes, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Obligations” means all obligations of every nature of the Borrower or any other Loan Party, as applicable, from time to time owed to the Purchaser under the Note Documents, whether for principal, interest, fees, expenses, indemnification or otherwise; provided, however, for the avoidance of doubt, no obligations owing by any Loan Party to any Holder or any Affiliate of any Holder, or their respective successors or assigns, in respect of or pursuant to any equity investment made by any Holder or any Affiliate of any Holder, or their respective successors and assigns, in the Borrower or any other Loan Party shall be included in the Obligations; provided, however, that no obligations owing by any Loan Party to any Holder or any Affiliate of any Holder, or their respective successors or assigns, in respect of or pursuant to any equity investment (including the Closing Date Shares) made by any Holder or any Affiliate of any Holder, or their respective successors and assigns, in any Loan Party shall be included in the Obligations, other than any obligations to issue Capital Stock evidencing such equity investment (including the Closing Date Shares).

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Organizational Documents” means the limited liability company agreement or bylaws (as applicable), certificate or articles of formation or certificate or articles of incorporation (as applicable), shareholders’ agreement, membership agreement or any other agreements among equity holders that are known to the Borrower, and other similar organizational and governing documents of the Borrower and its Subsidiaries.

“Participant” has the meaning given to that term in Section 13.3.

“Participant Register” has the meaning given to that term in Section 13.3.

“Permitted Debt” means (a) Debt arising in connection with endorsement of instruments for collection or deposit in the ordinary course of business, (b) Debt consisting of customer deposits or advances, (c) debt arising from customary cash management and treasury services, employee credit card programs and the honoring of check, draft or similar instrument against insufficient funds or from the endorsement of instruments for collection, in each case, in the ordinary course of business, (d) following the closing of the FuboTV Merger, Debt arising out of the FuboTV Loan Agreement, (e) intercompany Debt from FBNK Finance S.a.r.l in connection with amounts to be advanced pursuant to the FuboTV Loan Agreement in an amount not to exceed $3,000,000 (along with any refinancings thereof with replacement lenders (who may be holders of FaceBank Capital Stock), solely to the extent that such refinancings(s) are used solely to repay the loan from FBNK Finance S.a.r.l and, individually and collectively, are on terms no less favorable to the Borrowers than as set forth on Schedule 9.1), (f) intercompany Debt owed by (i) a Borrower to another Borrower, (ii) a Subsidiary of a Borrower that is not a Loan Party to another Subsidiary of a Borrower that is not a Loan Party or (iii) a Borrower to a Subsidiary of a Borrower that is not a Loan Party, and (g) Debt convertible into shares of FaceBank Capital Stock to the extent in existence on the Closing Date and listed on Schedule 6.16.

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“Permitted Liens” means those Liens permitted pursuant to Section 9.2.

“Person” means any individual, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Principal Market” shall mean any of the U.S. national exchanges (i.e. NYSE, NYSE AMEX, NASDAQ), or principal quotation systems (i.e. OTCQX, OTCQB, OTC Pink, the OTC Bulletin Board), or other principal exchange or recognized quotation system which is at the time the principal trading platform or market for the common stock of FaceBank.

“Principal Pledge Agreement” means that certain Third Party Pledge Agreement dated as of the date hereof, by and between the Principal Pledgor and Purchaser.

“Principal Pledgor” means John Textor.

“Pro Forma Balance Sheet” has the meaning set forth in Section 6.1.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Purchase Price” has the meaning given to that term in Section 2.1.

“Purchaser” has the meaning given to that term in the preamble hereof.

“Related Person(s)” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.

“Required Holders” means the Holders of at least fifty-one percent (51%) of the aggregate outstanding principal balance of the Notes.

“Requirements of Law” means as to any Person, provisions of the Organizational Documents of such Person, or any law, treaty, code, rule, regulation, right, privilege, qualification, License or franchise or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to such Person or any of such Person’s property or to which such Person or any of such Person’s property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

“Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a Person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

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“Sanctioned Person” means a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Second Standstill Extension” has the meaning given to that term in Section 11.3.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations thereunder as the same shall be in effect at the time.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of the date hereof, by and between FaceBank and Purchaser or its designee.

“Security Agreement” means the Guaranty and Security Agreement, among the Loan Parties, the Purchaser, and the other parties thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Shareholder Debt Facility” means that certain debt facility in an aggregate principal amount not exceeding $100,000,000, to be entered into by FaceBank on substantially the terms set forth in Exhibit B and which shall be subject to a subordination agreement in form and substance satisfactory to the Purchaser.

“Solvent” means, with respect to any Person that (a) the assets and the property of such Person exceed the aggregate liabilities (including contingent and unliquidated liabilities) of such Person, (b) after giving effect to the transactions contemplated by this Agreement and the other Note Documents, such Person will not be left with unreasonably small capital, and (c) after giving effect to the transactions contemplated by this Agreement and the other Note Documents, such Person is able to both service and pay its liabilities as they mature. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that is likely to become an actual or matured liability.

“Specified Debt” means the Debt under the Shareholder Debt Facility.

“Standard and Poor’s” means Standard and Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Standstill Period” has the meaning given to that term in Section 11.3.

“Subsidiary” means, with respect to any Person, a corporation or other entity of which more than fifty percent (50%) of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

“Tax” means (a) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on-minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto and (b) liability for the payment of any amounts of the type described in clause (a) as a transferee or successor, by contract, from any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person, or otherwise.

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“Tax Return” means any return, declaration, report, or information return or statement relating to Taxes required to be filed with a Governmental Authority responsible for the administration of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transactions” means, collectively, (a) the issuance of the Notes and (b) the payment of all fees and expenses in connection therewith.

“Warrant” means that certain Warrant to Purchase Common Stock to be executed by FaceBank in favor of the Purchaser or its designee in the form attached hereto as Exhibit C.

Article 2
TERM LOANS

2.1 Purchase, Sale and Issuance of the Notes. Subject to the terms and conditions herein set forth, on the Closing Date, the Borrower will issue to the Purchaser, and the Purchaser will acquire from the Borrower one or more senior secured promissory notes (the “Notes”) in an aggregate principal amount of $10,050,000 (the “Purchase Price”).

2.2 Fees Payable.

(a) Closing Fee. Concurrently with the execution hereof, the Borrower shall pay to the Purchaser a closing fee in the amount of $2,550,000, which the Purchaser shall withhold from the proceeds of the Notes and shall be non-refundable and fully earned on the date hereof.

(b) Issuance of Common Stock. On the Closing Date, FaceBank hereby agrees to issue to the Purchaser 784,617 shares of FaceBank’s common stock pursuant to the Securities Purchase Agreement, which represents 2.61539% of FaceBank’s Capital Stock on a fully diluted basis (the “Closing Date Shares”). To the extent that, prior to the closing of the FuboTV Merger, the number of shares of Capital Stock of FaceBank (including the number of shares of Capital Stock issuable upon the conversion of any convertible debt or equity securities, whether or not then exercisable) increases, the amount of the Closing Date Shares shall automatically, and without further action by any party, be deemed to be increased such that the total amount of the Closing Date Shares equals 2.61539% of FaceBank’s Capital Stock on a fully diluted basis and Facebank shall deliver certificates evidencing any such additional Closing Date Shares within one (1) Business Day thereafter.

(c) Reimbursement of Expenses. At the Closing, the Borrower agrees to reimburse the Purchaser’s for its out-of-pocket fees and expenses (including, without limitation, reasonable fees, charges and disbursements of professionals and consultants, and other out-of-pocket expenses, including, without limitation, travel expenses) incurred in connection with (i) the negotiation and execution and delivery of this Agreement and the Note Documents, (ii) Purchaser’s due diligence investigation, and (iii) the other transactions contemplated by this Agreement and the Note Documents (including filings or other actions required to perfect the security interests granted under the Collateral Documents).

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2.3 Closing. The purchase and issuance of the Notes shall take place at the closing (the “Closing”) on the date hereof (the “Closing Date”). At the Closing, the Borrower shall deliver the Notes to the Purchaser and the Purchaser shall deliver the Purchase Price.

Article 3
INTEREST AND PAYMENTS

3.1 Interest.

(a) Interest Rate. Interest on the sum of the outstanding principal amount of the Notes shall accrue from the Closing Date until full and final repayment of the principal amount of such Note and the payment of all interest in full at the rate of seventeen and thirty nine hundredths percent (17.39%) per annum (the “Interest Rate”), payable in cash monthly and computed on the basis of the actual number of days elapsed and a 360-day year. On the first Business Day of each calendar month in which any Note is outstanding, commencing with the calendar month beginning on April 1, 2020, the Borrower shall pay in arrears in cash by automatic bank draft or wire transfer of immediately available funds accrued interest on the outstanding principal amount of each such outstanding Note in an amount equal to the interest which is currently payable in cash hereunder as set forth above (each date upon which interest shall be so payable, an “Interest Payment Date”).

(b) [Reserved]

(c) Default Rate of Interest. Notwithstanding the foregoing provisions of this Section 3.1, but subject to Requirements of Law, upon and during the occurrence of any Event of Default, each Note shall bear interest from the date of the occurrence of such Event of Default until such Event of Default is cured at a rate equal to the sum of (i) the Interest Rate payable as provided in Section 3.1(a) above plus (ii) an additional six and sixty one hundredths percent (6.61%) per annum (the “Default Rate”). Subject to Requirements of Law, any interest that shall accrue on overdue interest on any Note as provided in the preceding sentence and shall not have been paid in full on or before the next Interest Payment Date to occur after the date on which the overdue interest became due and payable shall itself be capitalized and added to the principal amount of the Notes on each Interest Payment Date, and shall thereafter be treated as principal of the Notes.

(d) No Usurious Interest. In the event that any interest rate(s) provided for in this Section 3.1 or otherwise in this Agreement shall be determined to exceed any limitation on interest under Requirements of Law, such interest rate(s) shall be computed at the highest rate permitted by Requirements of Law. Any payment by the Borrower of any interest amount in excess of that permitted by law shall be considered a mistake, with the excess being applied to the principal amount of the affected Notes without prepayment premium or penalty; if no such principal amount is outstanding, such excess shall be returned to the Borrower.

3.2 Redemption of Notes.

(a) Maturity Date. The Borrower shall redeem the Notes no later than July 17, 2020 (the “Maturity Date”), by payment in Cash in full of the entire outstanding principal balance thereof (including all unpaid interest that has been added to the outstanding principal amount of such Note pursuant to Section 3.1(c)), together with any unpaid interest accrued thereon to such date.

(b) Prepayment. The Borrower may prepay or redeem the Notes, in whole or in part, without penalty or premium.

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(c) Optional Redemption by the Holders. Upon the occurrence of (i) a Change of Control (and concurrent with the closing of any such transaction), (ii) [reserved] or (iii) a sale of all or substantially all of the Borrower and its Subsidiaries’ assets, each Holder may elect to sell to the Borrower and the Borrower shall be required to purchase all Notes held by such Holder in full by payment of an amount equal to (A) the unpaid principal balance thereof, plus (B) all unpaid interest accrued thereon through the date of redemption, plus (C) all outstanding and unpaid fees and expenses payable by the Borrower to such Holder through the date of redemption.

(d) Mandatory Prepayments. The Borrower shall prepay the Notes in the following amounts and at the following times.

(i) Casualty and Other Insurance Proceeds. Within five (5) Business Days after any Loan Party or any Subsidiary (or Purchaser as loss payee or assignee) receives any Major Casualty Proceeds, an amount equal to one hundred percent (100%) of such Major Casualty Proceeds.

(ii) Asset Disposition Proceeds. Within five (5) Business Days after any Loan Party or any Subsidiary receives the proceeds of any Asset Disposition, the Borrower shall prepay the Notes in an amount equal to one hundred percent (100%) of the Net Cash Proceeds of such Asset Disposition.

(iii) Financing Proceeds. Within five (5) Business Days after any Loan Party or any Subsidiary receives the proceeds of any financings whether by the issuance of Debt (other than the Specified Debt) or sale of Capital Stock, the Borrower shall prepay the Notes in an amount equal to one hundred percent (100%) of the Net Cash Proceeds of such financing.

(iv) FuboTV Loan Proceeds. Within two (2) Business Days after Borrower receives payments under the FuboTV Loan Agreement, the Borrower shall prepay the Notes in an amount equal to one hundred percent (100%) of the amount of such payment.

(v) Extraordinary Receipts. Within five (5) Business Days of the receipt by any Loan Party or any Subsidiary of any Extraordinary Receipt, in an amount equal to the Net Cash Proceeds of such Extraordinary Receipt.

(e) Acceleration. In addition, the Notes shall be subject to acceleration as set forth in Section 11.2.

3.3 Manner of Payment.

(a) All fees, interest, premium and principal payable in respect of any Note shall be paid by automatic bank draft or wire transfer of immediately available funds to an account at a bank designated in writing by the Holder of such Note. In the absence of any such written designation, any such payment shall be deemed made on the date a check in the applicable amount payable to the order of the Holder thereof is received by such Holder at its last address as reflected in the Note Register (as defined in the Notes).

(b) All payments made by the Borrower (pursuant to this Article 3 or otherwise) upon the Obligations relating to the Notes and all net proceeds from the enforcement of the Obligations shall be applied (i) first, to that portion of the Obligations constituting fees, indemnities and expenses (including reasonable attorney fees) payable to the Holders, (ii) second, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Notes, (iii) third, to the payment of that portion of the Obligations constituting unpaid principal of the Notes, and (iv) last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by any Requirements of Law.

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(c) Subject to Section 3.3(b), all payments made by the Borrower upon the Notes (including, without limitation, payments of principal if prepaid or upon earlier acceleration) shall be paid proportionally among the Holders of the Notes, based upon the outstanding principal amounts of such Notes.

Article 4
CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER

4.1 Conditions to the Obligations of the Purchaser to Purchase the Notes on the Closing Date. The obligation of the Purchaser to purchase the Notes, fund the Purchase Price on the Closing Date and perform any obligations hereunder shall be subject to the reasonable satisfaction as determined by, or waived by, the Purchaser of the following conditions on or before the Closing Date; provided, that any waiver of a condition shall not be deemed a waiver of any breach of any representation, warranty, agreement, term or covenant, as specifically set forth elsewhere in this Agreement, or of any misrepresentation by the Borrower.

(a) Representations and Warranties. The representations and warranties contained in Article 6 hereof shall be true and correct in all material respects at and as of the Closing Date after giving effect to the Transactions.

(b) Compliance with this Agreement. The Borrower shall have performed and complied with all of its agreements and conditions set forth or contemplated herein and the other Note Documents in all material respects that are required to be performed or complied with by the Borrower on or before the Closing Date, and the Purchaser shall have received at the Closing a certificate to the foregoing effect, dated the Closing Date, and executed by the chief executive officer or chief financial officer on behalf of the Borrower.

(c) Secretary’s Certificates. The Purchaser shall have received a certificate from each of the Borrower, dated the Closing Date and signed by the secretary, an assistant secretary, the chief financial officer or the chief executive officer of the Borrower, as applicable, certifying (i) that the attached copies of the Organizational Documents of the Borrower and resolutions of the board of directors or similar governing body of the Borrower approving the Note Documents to which it is a party and the Transactions are all true, complete and correct and remain unamended and in full force and effect, (ii) the incumbency and specimen signature of each officer of the Borrower executing any Note Document to which it is a party or any other document delivered in connection herewith and therewith on behalf of the Borrower and (iii) that each Loan Party and each of their respective subsidiaries are, individually, Solvent.

(d) Documents. The Purchaser shall have received true, complete and correct copies of the Note Documents signed by the Borrower.

(e) Reserved.

(f) Financial Statements. The Loan Parties shall have delivered to the Purchaser as of the Closing Date true and correct copies of the Financial Statements.

(g) No Litigation. No action, suit or proceeding before any court or any Governmental Authority shall have been commenced or threatened in writing, no investigation by any Governmental Authority shall have been commenced and no action, suit or proceeding by any Governmental Authority shall have been threatened in writing against the Purchaser or the Loan Parties seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions.

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(h) Fees, Etc. On the Closing Date, the Borrower shall have paid to the Purchaser all costs, fees and expenses (including, without limitation, reasonable legal fees and expenses) payable to the Purchaser in accordance with the terms of the Note Documents.

(i) Consents. All consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law and with respect to those Contractual Obligations of the Loan Parties reasonably necessary in connection with the execution, delivery or performance by the Loan Parties, or enforcement against the Loan Parties, of the Note Documents to which they are a party shall have been made or obtained and be in full force and effect, and the Purchaser shall have been furnished with appropriate evidence thereof.

(j) FBNK Finance Loan; Cash on Hand. Borrower shall have delivered to Purchaser evidence, satisfactory to the Purchaser of proceeds of a loan from FBNK Finance S.a.r.l, together with cash on hand, in an amount not less than $2,500,000 to use to fund amounts under the FuboTV Loan Agreement.

(k) FuboTV Merger. Purchaser shall have received (i) final executed copies of the FuboTV Merger Agreement and the other FuboTV Merger Documents, (ii) a final executed collateral assignment of the FuboTV Merger Documents collaterally assigning the FuboTV Merger Documents to Purchaser and (iii) the final executed Requisite fuboTV Shareholder Approval (as defined in the FuboTV Merger Agreement).

(l) FuboTV Loan Agreement. Purchaser shall have received a final executed copy of the FuboTV Loan Agreement, a final executed copy of a collateral assignment of all of FaceBank’s rights in and to the FuboTV Loan Agreement, and an allonge to the note issued thereunder (if any), all in form and substance satisfactory to the Purchaser.

(m) Principal Pledge Agreement. Purchaser shall have received a final executed copy of the Principal Pledge Agreement, in form and substance satisfactory to the Purchaser.

(n) Closing Date Shares. Purchaser shall have received evidence of the issuance of the Closing Date Shares, in form and substance satisfactory to Purchaser.

(o) Stock Powers; Proxies. Purchaser shall have received (i) executed stock powers, in the case of certificated Capital Stock, proxies, in the case of uncertificated Capital Stock, or similar instruments of transfer with respect to all Capital Stock owned by FaceBank in each of its Subsidiaries and (ii) original stock certificates (if such Capital Stock is certificated as of the Closing Date) representing such Capital Stock, all in form and substance satisfactory to Purchaser.

(p) AMC Consent and Amendments. The Borrower shall deliver to the Purchaser evidence, satisfactory to the Purchaser, of the receipt by the Borrower of all consents required under the AMC Loan Documents with respect to this Agreement, the FuboTV Loan, the other Note Documents and the transactions contemplated hereunder and thereunder.

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(q) Pulse Lien. The Borrower shall deliver to the Purchaser evidence, satisfactory to the Purchaser, of the filing of a UCC-3 amendment terminating the UCC-1 financing statement naming Pulse as debtor and PB Invest Schweiz AG as secured party, such UCC-1 having the document number of 2017006102-9 with the Secretary of State of the State of Nevada.

(r) Additional Documents. The Purchaser shall have received each additional document, instrument, legal opinion or other item reasonably requested.

Article 5
CONDITIONS TO OBLIGATIONS OF THE LOAN PARTIES

The obligations of the applicable Loan Parties to issue the Notes and to perform their other obligations hereunder on the Closing Date shall be subject to the reasonable satisfaction as determined by, or waived by, the Borrower of the following conditions on or before the Closing Date:

5.1 Representations and Warranties. The representations and warranties of the Purchaser contained in Article 7 hereof shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date (and if as of another date, then as of such other date).

5.2 Compliance with this Agreement. The Purchaser shall have performed and complied in all material respects with all of the agreements and conditions set forth or contemplated herein that are required to be performed or complied with by it on or before the Closing Date.

Article 6
REPRESENTATIONS AND WARRANTIES OF THE LOAN PARTIES

The following representations and warranties by the Borrower to the Purchaser are qualified by the Disclosure Schedules, which set forth certain disclosures concerning the Borrower and its business (provided that any fact or item disclosed with respect to one representation or warranty shall be deemed to be disclosed with respect to each other representation or warranty). The Borrower hereby represents and warrants to the Purchaser as of the date hereof as follows:

6.1 Existence and Power. Each Loan Party that is not a natural Person: (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has all requisite power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is currently proposed to be, engaged, except to the extent that the failure to so own, operate, lease or conduct would not reasonably be expected to have a Material Adverse Effect, (c) is duly qualified as a foreign entity, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to so qualify would not result in a material liability to the Borrower or any of its Subsidiaries and (d) has the power and authority to execute, deliver and perform its obligations under each Note Document to which it is or will be a party and to borrow hereunder. The jurisdictions in which each Loan Party is organized as of the Closing Date are listed on Schedule 6.1.

6.2 Corporate Authorization; No Contravention. The execution, delivery and performance by each Loan Party that is not a natural Person of each Note Document to which it is or will be a party and the consummation of the Transactions: (a) has been duly authorized by all necessary action on the part of such Loan Party, (b) do not and will not contravene or violate the terms of the Organizational Documents of any Loan Party or any amendment thereto or any Requirement of Law applicable to any Loan Party or any Loan Party’s assets, business or properties, (c) do not and will not (i) conflict with, contravene, result in any violation or breach of or default under any material Contractual Obligation of any Loan Party (with or without the giving of notice or the lapse of time or both) other than any right to consent, which consents have been obtained, (ii) create in any other Person a right or claim of termination or amendment of any material Contractual Obligation of any Loan Party, or (iii) require modification, acceleration or cancellation of any material Contractual Obligation of any Loan Party which could result in a material adverse effect, and (d) do not and will not result in the creation of any Lien (or obligation to create a Lien) against any property, asset or business of any Loan Party (other than Liens securing the Notes and Permitted Liens).

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6.3 Governmental Authorization; Third Party Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any Requirement of Law or material Contractual Obligation, and no lapse of a waiting period under a Requirement of Law or material Contractual Obligation, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party (other than any Loan Party that is a natural Person) of the Note Documents to which it is a party or the consummation of the Transactions, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created by the Loan Documents and (iii) consents, approvals, exemptions, authorizations or other actions that are not material to any Loan Party.

6.4 Binding Effect. Each Loan Party has duly executed and delivered the Note Documents to which it is a party and such Note Documents constitute the legal, valid and binding obligations of such Loan Party enforceable against it in accordance with their respective terms, except as enforceability may be limited by Applicable Insolvency Laws and similar laws of general applicability relating to or affecting creditors’ rights and by general principles of equity.

6.5 FuboTV Merger Agreement Representations. Each representation and warranty of Borrower in the FuboTV Merger Agreement, as in effect on the Closing Date, (each of which is hereby incorporated by reference) is true and correct in all material respects (without duplication of any materiality qualifiers contained therein) as of the date hereof, as qualified by the disclosure letter delivered in connection therewith.

6.6 [Reserved].

6.7 No Default or Breach. No event has occurred and is continuing or would result from the incurring of Obligations by the Loan Parties under the Note Documents which constitutes or, with the giving of notice or lapse of time or both, would constitute an Event of Default. No Loan Party is in default under or with respect to any material Contractual Obligation.

6.8 [Reserved].

6.9 [Reserved].

6.10 [Reserved].

6.11 [Reserved].

6.12 [Reserved].

6.13 [Reserved].

6.14 Investment Company/Government Regulations. The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under the Public Utility Holding Company Act of 1935, as amended, the Federal Power Act, the Interstate Commerce Act, or any federal or state statute or regulation limiting its ability to incur Debt.

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6.15 [Reserved].

6.16 Capitalization. As of the Closing Date, after giving effect to the transactions contemplated under the Note Documents, the capitalization table of the Capital Stock for FaceBank, including common shares, preferred shares, convertible securities, options and warrants, shall be as set forth on Schedule 6.16 and the number of shares of issued and outstanding Capital Stock for each of Merger Sub, Evolution AI and Pulse and any other Subsidiary of Borrower and the owners thereof and their respective amounts so owned shall be as set forth on Schedule 6.16. All such outstanding Capital Stock has been duly authorized by all necessary action of the Borrower or such Subsidiary and has been validly issued and is free and clear of all Liens (other than Liens permitted under the Note Documents). The issuance of the foregoing Capital Stock is not and has not been subject to preemptive rights in favor of any Person other than such rights that have been waived and will not result in the issuance of any additional Capital Stock of the Borrower or any Subsidiary or the triggering of any anti-dilution or similar rights contained in any options, warrant, debentures or other securities or agreements of the Borrower or such Subsidiary. On the Closing Date, there will be no outstanding securities convertible into or exchangeable for Capital Stock of the Borrower or any Subsidiary or options, warrants or other rights to purchase or subscribe to Capital Stock of the Borrower or any Subsidiary or contracts, commitments, agreements, understandings or arrangements of any kind to which any Loan Party is a party (other than the Organizational Documents of such Loan Party) relating to the issuance of any Capital Stock of such Loan Party, any such convertible or exchangeable securities or any such options, warrants or rights, other than the Warrant and as otherwise disclosed on Schedule 6.16.

6.17 Private Offering. No form of general solicitation or general advertising was used by any Loan Party or its representatives in connection with the offer or sale of the Notes to the Purchaser pursuant to this Agreement. Assuming the accuracy of the Purchaser’s representations and warranties contained in Article 7, no registration of the Notes pursuant to the provisions of the Securities Act or the state securities or “blue sky” laws will be required for the offer, sale or issuance of the Notes by any Loan Party to the Purchaser pursuant to this Agreement.

6.18 Broker’s, Finder’s or Similar Fees. Except as set forth on Schedule 6.18, there are no brokerage commissions, finder’s fees or similar fees or commissions payable in connection with the Transactions based on any agreement, arrangement or understanding with any Loan Party or any action taken by any Loan Party.

6.19 [Reserved].

6.20 [Reserved].

6.21 [Reserved].

6.22 Potential Conflicts of Interest. Other than as set forth on Schedule 6.22, no officer, director or manager (or equivalent Person), partner, stockholder or other security holder of the Borrower or any Subsidiary: (a) is an officer, director, manager, employee or consultant of, any Person that is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or borrower from, the Borrower or its Subsidiaries; (b) has been a party to any material transaction with the Borrower or any Subsidiary; (c) owns, directly or indirectly, in whole or in part, any tangible or intangible property that the Borrower or any Subsidiary uses or contemplates using in the conduct of business; or (d) has any cause of action or other claim whatsoever against, or owes or has advanced any amount to the Borrower or any Subsidiary, except for advances in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, reasonable and customary expense reimbursements, and similar matters and agreements existing on the date hereof.

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6.23 [Reserved].

6.24 [Reserved].

6.25 [Reserved].

6.26 [Reserved].

6.27 Solvency. As of the Closing Date, after giving effect to the Transactions and the other transactions contemplated hereby to be consummated on the Closing Date in accordance with the terms hereof, each Loan Party is and each of the Borrower’s Subsidiaries are, individually, Solvent.

6.28 [Reserved].

6.29 OFAC. Neither any Loan Party nor any Affiliate of any Loan Party: (a) is a Sanctioned Person, (b) has any assets in Sanctioned Entities, or (c) derives any operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of the Notes will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

6.30 Disclosure. This Agreement, together with all exhibits and schedules hereto, the Note Documents, and the agreements, certificates and other documents furnished to the Purchaser by any Loan Party at the Closing, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

6.31 No Default. No Default or Event of Default exists or would result from the incurring of the Obligations by any Loan Party or the grant or perfection of the Liens on the Collateral or the consummation of the Transactions.

Article 7
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants as follows:

7.1 Authorization; No Contravention. The execution, delivery and performance by the Purchaser of this Agreement: (a) is within its power and authority and has been duly authorized by all necessary action; and (b) does not contravene or violate the terms of its Organizational Documents or any amendment thereof.

7.2 Binding Effect. This Agreement has been duly executed and delivered by the Purchaser and this Agreement constitutes the Purchaser’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

7.3 No Legal Bar. The execution, delivery and performance of this Agreement by the Purchaser will not violate any Requirements of Law applicable to it.

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7.4 Securities Laws.

(a) The Notes are being or will be acquired by the Purchaser hereunder for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof in any transaction which would be in violation of state or federal securities laws or which would require the issuance and sale of the Notes hereunder to be registered under the Securities Act, subject, however, to the disposition of the Purchaser’s property being at all times within its control.

(b) The Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(c) The Purchaser understands that (i) the Notes constitute “restricted securities” under the Securities Act, (ii) the offer and sale of the Notes hereunder is not registered under the Securities Act or under any “blue sky” laws in reliance upon certain exemptions from such registration and that the Borrower is relying on the representations made herein by the Purchaser in its determination of whether such specific exemptions are available, and (iii) the Notes may not be transferred except pursuant to an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act and under applicable “blue sky” laws or in a transaction exempt from such registration.

7.5 Governmental Authorization; Third Party Consent. No approval, consent, compliance, exemption or authorization of any Governmental Authority or any other Person in respect of any Requirements of Law, and no lapse of a waiting period under Requirements of Law, is necessary or required in connection with the execution, delivery or performance by it or enforcement against the Purchaser of this Agreement.

Article 8
AFFIRMATIVE COVENANTS

Until the payment in full in Cash of all of the Obligations, the Loan Parties hereby jointly and severally covenant and agree with the Holders as follows:

8.1 Delivery of Financial and Other Information. The Borrower shall deliver or cause to be delivered to each Holder the following:

(a) Promptly and in any event no later than five (5) Business Days after the filing thereof, copies of the annual federal and state income Tax Returns (and any requests for extension with respect thereto) of the Borrower and each of its Subsidiaries for the immediately preceding year and, if requested by the Required Holders, copies of all material reports filed with any federal, state or local Governmental Authority.

(b) Promptly upon receipt by any Loan Party or any Subsidiary, notice of any delinquency or default, given to any such Person by any other creditor for any payables or other obligations of the Borrower or any Subsidiary in excess of $50,000 individually or $150,000 in the aggregate.

(c) Promptly upon obtaining knowledge thereof, written notice of (i) any default under or termination of any contract for a term of greater than one year or that involves the receipt or payment of $100,000 or more in any one year and (ii) any claim, litigation, suit or administrative proceeding affecting any Loan Party or any Subsidiary, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case affects the Collateral or which would reasonably be expected to have a Material Adverse Effect.

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(d) If the Borrower or any Subsidiary shall be required to file reports with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act, promptly upon its becoming available, one copy of each financial statement, report, notice or proxy statement sent by any such Person to stockholders generally, and, a copy of each annual, periodic or current report filed by any such Person with the Commission pursuant to such Sections, and any registration statement, or prospectus in respect thereof, filed by any such Person with any securities exchange or with federal or state securities and exchange commissions or any successor agency; provided, however, that nothing in this Section 8.1(d) shall require the Borrower or any of its Subsidiaries to make any filing under the Securities Act or the Exchange Act which the Borrower or its Subsidiaries are not otherwise obligated to make; provided further that any financial statements required to be delivered pursuant to this Section 8.1(d) or (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (x) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website; or (y) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Holder has access (whether a commercial, third-party website or whether sponsored by the Purchaser).

(e) Promptly and in any event within seven (7) Business Days after receipt by any Loan Party or any Subsidiary, notice of any payment default, oral or written, given to such Loan Party or such Subsidiary by any lessor in connection with any lease by such Loan Party or such Subsidiary of real property.

(f) Promptly and in any event within one (1) Business Day following receipt thereof, (i) notice and copies of any amendments, amendments and restatements, supplements or other modifications to the FuboTV Merger Agreement and (ii) notice and copies of any communications sent or received by Borrower or FuboTV with respect to HSR Act clearance.

(g) Promptly and in any event within one (1) day after receipt thereof, any notice received (whether written or oral) of termination, or threatened termination of the FuboTV Merger Agreement.

(h) At least one (1) Business Day before such consummation, notice of the consummation of the FuboTV Merger in accordance with the terms of the FuboTV Merger Agreement and Applicable Law, which such notice shall attach evidence satisfactory to Purchaser of such consummation.

(i) Promptly and in any event within one (1) Business Day following receipt thereof, copies of all notices and other deliverables (other than periodic financial reporting) received by any Loan Party in connection with the FuboTV Loan.

(j) Such other information (including non-financial information) as any Holder may from time to time reasonably request.

8.2 Use of Proceeds. The Borrower shall use the proceeds of the Notes hereunder only as follows: (i) first, for the payment of fees and expenses in connection with the transactions contemplated hereunder and in the other Note Documents and (ii) second, to fund advances under the FuboTV Loan Agreement.

8.3 Notice of Default. Promptly, and in any event within two (2) Business Days of becoming aware, each Loan Party will give notice in writing to the Holders upon becoming aware of the following: (a) the occurrence of any Default or Event of Default under this Agreement and specify the nature and period of existence thereof and what action such Loan Party is taking (and proposes to take) with respect thereto and (b) any development or other information outside the ordinary course of business of such Loan Party or any of its Subsidiaries and excluding matters of a general economic, financial or political nature which could reasonably be expected to have a Material Adverse Effect.

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8.4 Conduct of Business. The Borrower and its Subsidiaries will, and will cause each of its Subsidiaries to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability Borrower in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted to the extent that the failure to maintain such qualification would not reasonably be expected to have a Material Adverse Effect.

8.5 Taxes and Claims. Each Loan Party will, and will cause each of its Subsidiaries to, timely file United States federal and state and other material Tax Returns required by law and which Tax Returns shall be complete and correct in all material respects and pay when due all Taxes of such Loan Party or such Subsidiary, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside, which deferment of payment is permissible so long as no Lien other than a lien permitted hereunder has been entered and such Loan Party’s and its Subsidiaries’ title to, and its right to use, its Properties are not materially adversely affected thereby.

8.6 Insurance.

(a) Each Loan Party will, and will cause each of its Subsidiaries to, maintain insurance in such form and with such companies as are reasonably satisfactory to the Purchaser (it being acknowledged that the Loan Parties’ and Subsidiaries’ insurance companies as of the Closing Date are satisfactory), on all its Property in such amounts and covering such risks as is consistent with sound business practice, and maintain such insurance as is required by the terms of any Collateral Document. Each Loan Party will, and will cause each of its Subsidiaries to, furnish to the Holders upon request full information as to the insurance carried by it.

(b) Each Loan Party will, and will cause each of its Subsidiaries to, at all times keep its real and personal Property which is subject to the Lien of the Holders insured. Subject to Section 8.17, the Loan Parties shall deliver to the Purchaser certificates of insurance issued on applicable Accord Forms for such Loan Party and endorsements for each policy of insurance maintained by such Loan Party naming the Purchaser as additional insured and loss payee, as appropriate.

(c) If any Loan Party or any of its Subsidiaries shall fail to maintain all insurance in accordance with this Section 8.6 or Section 8.17 or to timely pay or cause to be paid the premium(s) on any such insurance, or if any Loan Party shall fail to deliver all certificates with respect thereto, the Purchaser shall have the right (but shall be under no obligation), upon prior written notice to such Loan Party or such Subsidiary, to procure such insurance or pay such premiums, and such Loan Party agrees to reimburse the Purchaser, on demand, for all costs and expenses relating thereto.

8.7 Compliance with Laws. Each Loan Party will, and will cause each of its Subsidiaries to, comply with any and all Requirements of Law to which it may be subject including, without limitation, all Environmental Laws and obtain any and all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its Property or to the conduct of its businesses, except where failure to do so could not reasonably be expected to have a Material Adverse Effect. Each Loan Party will, and will cause each of its Subsidiaries to, timely satisfy all material assessments, fines, costs and penalties imposed (after exhaustion of all appeals, provided a stay has been put in effect during such appeal) by any Governmental Authority against such Person or any Property of such Person.

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8.8 Maintenance of Properties. Each Loan Party will, and will cause each of its Subsidiaries to, do all things necessary to maintain, preserve, protect and keep its Property (other than Property that is obsolete, surplus, or no longer used or useful in the ordinary conduct of its business) in good repair, working order and condition, make all necessary and proper repairs, renewals and replacements such that its business can be carried on in connection therewith and be properly conducted at all times and pay and discharge when due the cost of repairs and maintenance to its Property, and pay all rentals when due for all real estate leased by such Person.

8.9 Audits and Inspection. Each Loan Party will, and will cause each of its Subsidiaries to, (i) permit any of the representatives of the Purchaser, at reasonable times during normal business hours and upon not less than three (3) Business Days’ prior notice and not more frequently than once per Fiscal Quarter, to visit and inspect any of its Property, books of account, records and reports to examine, audit and make copies thereof and (ii) promptly upon request thereof, but not more than once per month, schedule and hold calls with the senior management of the Borrower, and to discuss its affairs, finances and accounts with, and to be advised as to the same by, its officers, employees and independent certified public accountants at such reasonable times and intervals as the Purchaser may designate, in each case, at such Loan Party’s expense, including the Purchaser’s reasonable out-of-pocket expenses (including without limitation any travel expenses).

8.10 Issue Taxes. Each Loan Party shall pay all stamp duty or other such issuance Taxes (other than Taxes based upon or measured by the Holders’ income or revenues or any personal property Tax), if any, in connection with the issuance of the Notes, excluding, for the avoidance of doubt, any income Tax.

8.11 [Reserved]

8.12 [Reserved].

8.13 [Reserved].

8.14 Delivery of Information by Holders. Each Holder is hereby authorized, to deliver a copy of any financial statement or other information made available by the Loan Parties or their Subsidiaries in connection herewith to any regulatory authority having jurisdiction over such Holder, pursuant to any request therefor by such regulatory authority, and may further divulge to any assignee or purchaser of any portion of the Notes or any prospective assignee or purchaser of any portion of the Notes, all information, and furnish to such Person copies of any reports, financial statements, certificates, and documents obtained under any provision of this Agreement, or related agreements and documents, provided that such prospective assignee or purchaser shall agree to maintain the confidentiality of such information.

8.15 Execution of Supplemental Documents. Each Loan Party will, and will cause each of its Subsidiaries to, execute and deliver to the Purchaser from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as the Purchaser may reasonably request, in order that the full intent of this Agreement or the Security Agreement, as applicable, may be carried into effect.

8.16 [Reserved].

8.17 Post Closing Covenants.

(a) Deposit Account Control Agreements. Upon request of the Purchaser, which such request shall be no earlier than thirty (30) days after the Closing Date, each Loan Party agrees to deliver or to cause to be delivered to the Purchaser, in form and substance reasonably satisfactory to the Purchaser, a control agreement for each deposit account (excluding Excluded Deposit Accounts) (as defined in the Security Agreement)) within thirty (30) days (or such longer period as may be agreed to by the Purchaser acting in its sole discretion) of such request.

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(b) Insurance Certificates and Endorsements. Within thirty (30) days after the Closing Date, (A) each Loan Party will, and will cause each of its Subsidiaries to cause such insurance relating to such Property or business to name the Purchaser as an additional insured and loss payee, as appropriate, and (B) each Loan Party agrees to deliver or cause to be delivered to the Purchaser (i) such insurance certificates issued on applicable Accord Forms for such Loan Party and (ii) the insurance endorsements required by Section 8.6.

(c) Registration Statement. (i) FaceBank shall file a registration statement with the Commission regarding the purchase and sale of the Shares and any shares of Capital Stock issuable upon exercise of the Warrant and (ii) FaceBank shall have filed an application to list FaceBank’s Capital Stock for trading on the NASDAQ exchange, in each case on or before the date that is thirty (30) days following the Closing Date. FaceBank shall diligently prosecute and shall timely respond to all requests and mandates from applicable Governmental Authorities in connection with the registration and listing applications referred to in this Section 8.17(c).

(d) FuboTV Loan. In the event that the Borrower intends to fund any amount of the FuboTV Loan with capital from a Person that is not an Affiliate of Borrower, Borrower shall offer the Purchaser the right of first refusal to fund such amount on the same terms and conditions offered to such third-party source.

(e) FuboTV Capital Stock. Simultaneously with the consummation of the FuboTV Merger, Borrower shall deliver to Purchaser (i) executed stock powers, proxies or similar instruments of transfer with respect to all Capital Stock of FuboTV and each of its Subsidiaries and (ii) original stock certificates (if any) representing such Capital Stock, all in form and substance satisfactory to the Purchaser.

(f) Good Standing Certificates and Certified Charters. Within ten (10) Business Days after the Closing Date, the Borrower shall have delivered to the Purchaser (i) as of a recent date, good standing certificates and/or certificates of existence, as the case may be, for the Borrower for which such certificate is issuable by a Governmental Authority for the Borrower’s jurisdiction of incorporation or formation and all other jurisdictions where it does business and (ii) certified charters for the Borrower for which such charter is issuable by a Governmental Authority for the Borrower’s jurisdiction of incorporation or formation.

(g) Merger Date Joinder. On the date of the consummation of the FuboTV Merger, Borrower shall cause FuboTV to join this Agreement, become an issuer of the Notes and a Borrower under this Agreement and the other Note Documents and assume all Obligations in connection therewith, and for each Subsidiary of FuboTV located in the United States to join the Note Documents to guaranty the Obligations (the “Merger Date Joinder”). Borrower shall cause FuboTV and its Subsidiaries to execute and deliver to the Purchaser such agreements, documents and instruments requested by the Purchaser to give effect to the Merger Date Joinder and to create and perfect the Liens to be granted by FuboTV and its Subsidiaries hereunder and under the Note Documents.

(h) Pulse Post-Closing Actions. Within ten (10) days after the Closing Date the Borrower shall deliver to Purchaser evidence of payment in full of the tax Lien filed against Pulse by the Florida Department of Revenue having the lien number 1000000765482.

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8.18 Further Assurances. Each Loan Party will, and will cause each of its Subsidiaries to, take any action reasonably requested by the Purchaser in order to effectuate the purposes and terms contained in this Agreement and any of the Note Documents.

Article 9
NEGATIVE COVENANTS

Until the payment in full in Cash of all of the Obligations, the Loan Parties hereby jointly and severally covenant and agree with the Holders as follows:

9.1 Limitations on Debt. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Debt, without the Purchaser’s prior written consent (which may be withheld in Purchaser’s sole discretion), except for (a) the Obligations, (b) the Specified Debt, (c) Debt subordinated to the Obligations hereunder on terms and conditions acceptable to the Purchaser in its sole discretion, (d) after the consummation of the FuboTV Merger, the Debt under the AMC Loan Documents, or (e) Permitted Debt.

9.2 Liens. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

(a) Liens for Taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves;

(b) Liens on assets arising out of pledge or deposits under workers’ compensation, unemployment insurance, pension, social security, retirement benefits or similar legislation in the ordinary course of business consistent with past practice;

(c) [reserved];

(d) Liens subordinated to the Liens securing the Obligations on terms and conditions acceptable to Purchaser in its sole discretion;

(e) Liens securing the Obligations;

(f) after the consummation of the FuboTV Merger, Liens granted on the assets of FuboTV and its Subsidiaries securing the Debt under the AMC Loan Documents;

(g) deposits to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 11.1(j);

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(j) any interest of title of a lessor, sublessor, licensor or sublicensor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases, subleases, licenses and sublicenses permitted by this Agreement;

(k) Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;

(l) Liens securing Specified Debt;

(m) statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue, or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 15 days) are being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP to the extent required by GAAP shall have been made for any such contested amounts; and

(n) Liens of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection.

9.3 Restricted Payments. Except for dividends and distributions to the Borrower to the extent necessary to permit the Borrower to maintain its legal existence and to pay reasonable out-of-pocket general administrative costs and expenses incurred in connection therewith which are disclosed in writing to the Holders not later than five (5) Business Days prior to the payment thereof, none of the Borrower nor any of its Subsidiaries shall (a) declare or pay any dividends on any of its Capital Stock, (b) purchase or redeem any Capital Stock, (c) make any other distribution to holders of its Capital Stock (other than (i) dividends or distributions paid by any Subsidiary of FaceBank to any Borrower or any Subsidiary of a Borrower ratably on account of its Capital Stock, (ii) the issuance of Capital Stock of FaceBank upon the exercise of options issued pursuant to an approved employee stock option plan, as such plan was in existence and effective as of the Closing Date, (iii) the payment of cash in lieu of fractional shares in connection with the exercise of warrants or options permitted hereunder, in an aggregate amount not to exceed $20,000, and (iv) the issuance of Capital Stock of FaceBank in connection with the exercise of warrants or options existing as of the date hereof and disclosed herein), (d) prepay, purchase or redeem any other Debt that is subordinated to the Obligations, or (e) set aside funds for any of the foregoing, except for any distributions by a Subsidiary to either a Borrower or Holdings.

9.4 Loans. The Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to, make any loans or pay any advances of any nature whatsoever to any Person, except (a) advances in the ordinary course of business to (i) other Loan Parties, vendors, suppliers and contractors and (ii) officers, managers and employees for travel and other business expenses in accordance with the policies of the Borrower or such Subsidiary as in effect on the date hereof, (b) loans made in accordance with the FuboTV Loan Agreement and the proceeds of the Specified Debt, and (c) to the extent constituting loans, Permitted Investments.

9.5 Investments. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, make or suffer to exist any investments or commitments therefor, without the Purchaser’s prior written consent of the required holders, except (the following, collectively, “Permitted Investments”): (a) Cash Equivalents; (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sales of goods or services to unaffiliated third parties in the ordinary course of business; (c) investments received in connection with any Insolvency Proceedings in respect of any customers, suppliers or clients of the Borrower; (d) investments in the Subsidiaries existing on the date hereof and listed on Schedule 9.5; (e) Capital Expenditures permitted by Section 9.10; (f) investments by Subsidiaries of a Borrower that are not Loan Parties in Subsidiaries that are not Loan Parties; (g) investments in Borrowers; (h) investments by a Subsidiary that is not a Borrower in a Borrower; and (i) investments consisting of loans permitted by Section 9.4.

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9.6 Mergers, Consolidations, Sales. Except in connection with the FuboTV Merger, no Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, without the prior written consent of the Required Holders, be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or, except in the ordinary course of its business, sell, transfer, convey or lease all or any substantial part of its assets, unless in connection with any such transaction all amounts owing under the Notes are paid in full. Notwithstanding the foregoing provisions of this Section 9.6, (a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower and (b) any Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of its Property (upon voluntary liquidation or otherwise) to the Borrower.

9.7 Subsidiaries. The Borrower shall not create any Subsidiary or invest in or acquire minority interests in any other entity without the prior written consent of the Required Holders. Subject to the first sentence of this Section 9.7, if Borrower creates, forms or acquires any Subsidiary on or after the Closing Date, such Subsidiary shall become a Loan Party hereunder and agrees to assume all obligations of Borrower hereunder as if such Subsidiary was an issuer of the Note on the Closing Date. The Borrower will promptly thereafter (and in any event within three (3) days after such creation or acquisition), cause such Person to (i) grant to the Purchaser a perfected security interest in, and Lien on, all Collateral owned by such Person by delivering to the Purchaser a duly executed supplement to each Collateral Document or such other document as the Purchaser shall deem appropriate for such purpose and comply with the terms of each Collateral Document, (ii) deliver to the Purchaser such original Capital Stock or other certificates and stock or other transfer powers evidencing the Capital Stock of such Person (if such Capital Stock is certificated), (iii) if such Capital Stock is not certificated, deliver an irrevocable proxy and other documentation reasonably requested by the Purchaser to perfect the Purchaser’s security interest in such Capital Stock, in form and substance reasonably satisfactory to the Purchaser, (iv) execute a joinder to this Agreement joining such Subsidiary as an issuer of the Note, as if such Subsidiary had been an issuer of the Note on the Closing Date, (v) deliver to the Purchaser such documents and certificates referred to in Section 4.1 as may be reasonably requested by the Purchaser, (vi) deliver to the Purchaser such updated schedules to the Note Documents as requested by the Purchaser with regard to such Person and (vii) deliver to the Purchaser such other documents as may be reasonably requested by the Purchaser, in each case, in form, content and scope reasonably satisfactory to the Purchaser.

9.8 Amendment to Organizational Documents. Except for an amendment and restatement of the Bylaws of FaceBank providing for customary updates and modernization and any amendments, amendment and restatements or other modifications made in connection with the FuboTV Merger, the Borrower will not, nor will it permit any of its Subsidiaries to amend, modify or waive any term or material provision of such Person’s Organizational Documents unless (a) required by law or (b) such amendment, modification or waiver could not reasonably be expected to have a Material Adverse Effect on the Holders’ rights under the Note Documents (including in their capacity as holders of the Capital Stock of the Borrower) or any Loan Party’s obligations under the Note Documents, and the Loan Parties provide the Holders not less than ten (10) Business Days’ prior written notice of such amendment, modification or waiver.

9.9 Restrictive Agreements. No Loan Party will be or become, or cause or permit any Subsidiary to be or become, a party to any contract or agreement which at the time of becoming a party to such contract or agreement materially limits such Person’s ability to perform under this Agreement or under any other Note Document without the prior written consent of the Required Holders.

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9.10 Capital Expenditures. No Loan Party shall make, or cause or permit any Subsidiary to make, any Capital Expenditure or enter into any Capitalized Lease if the aggregate amount of all Capital Expenditures (including the Capital Expenditure in question) made by the Loan Parties and their Subsidiaries, determined on a consolidated basis, beginning on the Closing Date and determined on a consolidated basis would exceed $250,000.

9.11 Transactions with Affiliates.

(a) No Loan Party shall, nor permit any of its Subsidiaries to, directly or indirectly enter into or permit to exist any material transaction with any Affiliate of any Loan Party or any of its Subsidiaries except for transactions relating to the FuboTV Merger, the transactions set forth on Schedule 9.11 or other transactions that are in the ordinary course of any Loan Parties’ and its Subsidiaries’ business, upon fair and reasonable terms that are no less favorable to such Loan Party or such Subsidiary than would be obtained in an arm’s length transaction with a non-affiliated Person.

(b) Without limitation of the foregoing, each Loan Party shall strictly enforce all non-compete or similar agreements between such Loan Party and its employees, officers, directors and Affiliates, and shall not permit any such Person to conduct any business in competition with or relating to the business of any Loan Party except through and for the benefit of the Loan Parties.

9.12 Additional Negative Pledges. Create or otherwise cause or suffer to exist or become effective, directly or indirectly, (a) any prohibition or restriction (including any agreement to provide equal and ratable security to any other Person in the event a Lien is granted to or for the benefit of Purchaser or the Holders) on the creation or existence of any Lien upon the assets of the Borrower or any Subsidiary in favor of Purchaser, other than Permitted Liens or (b) any Contractual Obligation which may restrict or inhibit Purchaser’s rights or ability to sell or otherwise dispose of the Collateral or any part thereof after the occurrence of an Event of Default, other than, in each case, (a) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, subleases, licenses, sublicenses and similar agreements entered into in the ordinary course of business (provided that, such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), (b) encumbrances or restrictions existing under or by reason of any Requirements of Law, and (c) restrictions or prohibitions under the AMC Loan Documents, the Shareholder Debt Facility and any documents entered into in connection therewith or this Agreement.

9.13 Use of Proceeds. No Loan Party shall use any proceeds of the sale of the Notes hereunder to, directly or indirectly, purchase or carry any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any “margin stock” in violation of the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

9.14 Fiscal Year and Accounting Changes. No Loan Party shall change its fiscal year from December 31 or make any significant change (a) in accounting treatment and reporting practices except as required by GAAP or (b) in Tax reporting treatment except as required by law.

9.15 Disposition of Assets. The Borrower shall not sell, assign, lease, convey, transfer or otherwise dispose of all or any portion of any Property (including accounts receivable, with or without recourse) or enter into any agreement to do any of the foregoing other than in the ordinary course of business.

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9.16 FuboTV Merger Agreement; FuboTV Loan Agreement. Borrower will not, nor will it permit any of its Subsidiaries to amend, modify or waive any term or material provision of the FuboTV Merger Agreement or FuboTV Loan Agreement.

Article 10
RESERVED

Article 11
EVENTS OF DEFAULT

11.1 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a) Default in the payment, after such amounts become due, of the principal of the Notes (whether at redemption, upon acceleration or otherwise), any interest accrued thereon, or any fees payable in connection therewith;

(b) [Reserved];

(c) Any representation or warranty made by or on behalf of any Loan Party in any of the Note Documents, or any document contemplated by the Note Documents, is incorrect in any material respect (or in any respect if such representation, warranty, or financial statement is by its terms already qualified as to materiality) when made (or deemed made);

(d) Failure by the Borrower or any of its Subsidiaries to comply with any term, covenant or provision contained in Sections 8.1, 8.17 or Article 9 of this Agreement or any other Note Document;

(e) Failure by any Loan Party to comply with or to perform any other provision of this Agreement (and not constituting an Event of Default under any other provision of this Article 11) and such failure continues unremedied for a period of ten (10) days (or such longer period as may be agreed to by the Purchaser) after the earlier of (i) written notice thereof is received by any Loan Party in accordance with Section 13.2 or (ii) a Loan Party obtains knowledge of such failure;

(f) (i) Failure of any Loan Party or any Subsidiary (other than FuboTV) to pay within fifteen (15) days after the date due any payments under any payable or other obligation of the Borrower or its Subsidiaries exceeding $100,000; or the default by such Loan Party or any Subsidiary in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement pursuant to which any such payable or obligation was created or is governed (after the expiration of any applicable cure period, if any), or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or the applicable counterparty to cause, such payable or obligation to become due prior to its stated maturity; or (ii) (A) FuboTV shall receive a notice of default, termination, acceleration, nonperformance or similar from any holder of a payable or other obligation, or any contract counterparty with respect to any contract, payable or other obligation in excess of $50,000,000, or (B) failure by FuboTV to pay within fifteen (15) days after the date due any payments under any payable, contract or other obligation of FuboTV in an aggregate amount at any one time outstanding in excess of $50,000,000;

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(g) After the passing of any notice and opportunity to cure provided in such agreement, default in the payment within fifteen (15) days after the date due, or in the performance or observance of, any material obligation of, or condition agreed to by any Loan Party or any Subsidiary (other than FuboTV) with respect to any material purchase or lease of goods or services of $100,000 or more;

(h) Any Loan Party or any Subsidiary (i) ceases or fails to be Solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing;

(i) Any involuntary Insolvency Proceeding is commenced or filed against any Loan Party or any Subsidiary, or any writ, judgment, warrant of attachment, warrant of execution or similar process is issued or levied against a substantial part of any Loan Party’s or Subsidiary’s properties which is not stayed or dismissed within sixty (60) days; (ii) any Loan Party or any Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Loan Party or any Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor) or other similar Person for itself or a substantial portion of its property or business;

(j) Other than as forth on Schedule 11.1(j), one or more judgments, orders, decrees or arbitration awards is entered against a Loan Party or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), as to any single or related series of transactions, incidents or conditions, of $150,000 or more, and the same shall remain unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof;

(k) Any non-monetary judgment, order or decree is entered against a Loan Party or any Subsidiary which has or would reasonably be expected to have a Material Adverse Effect;

(l) Any Collateral Document shall cease to be in full force and effect; or any Loan Party or any Person by, through or on behalf of any Loan Party, shall contest in writing the validity or enforceability of any Collateral Document;

(m) The occurrence of a Change of Control;

(n) The FuboTV Merger is not consummated on or before May 1, 2020;

(o) The Failure of Borrower to comply with the terms of the FuboTV Merger Agreement as in effect on the date hereof, and without giving effect to any amendment, waiver or forbearance thereunder, or the FuboTV Merger Agreement is terminated for any reason;

(p) The trading of FaceBank’s common shares shall be suspended by the SEC, the Principal Market or FINRA, or otherwise halted for any reason, and such common stock shall not be approved for listing or quotation on or delisted from the Principal Market;

(q) The occurrence of an Event of Default (as therein defined) under the FuboTV Loan Agreement, without giving effect to any amendment, waiver or forbearance thereunder unless otherwise approved by Purchaser in writing; or

(r) Any Material Adverse Effect occurs.

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11.2 Acceleration. If an Event of Default occurs under Section 11.1(a), (h), (i), or (p), then the outstanding principal of and interest on the Notes shall automatically become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are expressly waived. Subject to Section 11.3 below, if any other Event of Default, occurs and is continuing, the Required Holders, by written notice to the Borrower, may declare the principal of and interest on the Notes to be due and payable immediately. Upon any such declaration of acceleration, such principal and interest shall become immediately due and payable, each holder of any Note shall be entitled to exercise all of its rights and remedies hereunder and under its Note whether at law or in equity.

11.3 Standstill.

(a) Solely with respect to an occurrence of an Event of Default under Section 11.1(n), (o) or (q), and for the period of time commencing on the date of such occurrence and ending on the date that is fifteen (15) days following such occurrence (together with any extension thereof, the “Standstill Period”), the Holders of the Notes shall not be permitted to (i) make a declaration of acceleration under Section 11.2 or (ii) take any FaceBank Enforcement Action against the FaceBank Collateral; provided, that the Borrower may elect to extend the Standstill Period by fifteen (15) days by delivering irrevocable written notice of such election to the Purchaser no later than one (1) Business Day prior to the expiration of the then current Standstill Period (the “First Standstill Extension”), at which time the Exercise Price (as such term is defined in the Warrant) of the Warrant shall automatically and without further action by any party be reduced to $0.01; provided, further that after the First Standstill Extension, the Borrower may elect to further extend the Standstill Period by an additional fifteen (15) days by delivering irrevocable written notice of such election to the Purchaser no later than one (1) Business Day prior to the expiration of the then current Standstill Period (the “Second Standstill Extension”), at which time the number of Warrant Shares (as such term is defined in the Warrant) shall automatically and without further action by any party be doubled. In no event shall the Standstill Period exceed forty-five (45) days without the prior written consent of the Purchaser. For the avoidance of doubt, the provisions of this Section 11.3(a) shall not prohibit Purchaser from taking any FaceBank Enforcement Actions against or under the FuboTV Loan Agreement or the FuboTV Merger Documents.

(b) During the Standstill Period, in addition to the covenants and agreements contained herein, the Loan Parties hereby jointly and severally covenant and agree with the Holders as follows:

(i) no Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to (A) open or establish any new deposit account or securities account, nor move any assets into or between such accounts outside of the ordinary course of business, or (B) issue any Capital Stock of FaceBank or any Subsidiaries, unless the Net Cash Proceeds received therefrom are promptly but in no event more than one (1) Business Day after receipt by such Loan Party, paid to the Purchaser to satisfy in full all Obligations;

(ii) FaceBank shall not terminate the FuboTV Merger Agreement or exercise any of its remedies pursuant to the FuboTV Merger Agreement or any other FuboTV Merger Documents;

(iii) no Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to engage in any transaction, except (A) in the ordinary course of business or (B) to effectuate a refinancing in full of the Notes; and

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(iv) each Loan Party shall and shall cause each of its respective Subsidiaries to take any and all actions requested by the Purchaser (A) to effectuate the collateral assignment of the FuboTV Loan Agreement and the FuboTV Merger Documents or to exercise any rights and remedies thereunder or in connection therewith and (B) to perfect a lien or protect the collateral pledged by FuboTV under the FuboTV Loan Agreement.

(c) Any failure to comply with Section 11.3(b), or the occurrence of any other Event of Default hereunder shall cause the Standstill Period to immediately terminate, without any further action by any party.

11.4 Set-Off. Upon the occurrence and during the continuation of an Event of Default, in addition to all other rights and remedies that may then be available to any Holder of Notes, each such Holder is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower) to set-off and apply any and all indebtedness at any time owing by such Holder to or for the credit or the account of the Borrower or its Subsidiaries against all amounts which may be owed to such Holder by the Borrower or its Subsidiaries in connection with this Agreement or any Notes. If any Holder of Notes shall obtain from any Borrower payment of any principal of or interest on any Note or payment of any other amount under this Agreement or any Note held by it or any other Note Document through the exercise of any right of set-off, and, as a result of such payment, such Holder shall have received a greater percentage of the principal, interest or other amounts then due hereunder by the Borrower to such Holder than the percentage received by any other Holders, it shall promptly make such adjustments with such other Holders from time to time as shall be equitable, to the end that all the Holders of Notes shall share the benefit of such excess payment (net of any expenses which may be incurred by such Holder in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal and/or interest on the Notes or other amounts (as the case may be) owing to each of the Holders of the Notes. To such end, all the Holders of the Notes shall make appropriate adjustments among themselves if such payment is rescinded or must otherwise be restored. Any Holder of any Note taking action under this Section 11.3 shall promptly provide notice to the Borrower of any such action taken; provided, that the failure of such Holder to provide such notice shall not prejudice its rights hereunder.

11.5 Cumulative Remedies. The enumeration of the rights and remedies of the Purchaser set forth in this Agreement is not intended to be exhaustive and the exercise by the Purchaser of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Note Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Purchaser in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Purchaser or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Note Documents or to constitute a waiver of any Event of Default.

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Article 12
INDEMNIFICATION

12.1 Indemnification. In addition to all other sums due hereunder or provided for in this Agreement, the Borrower and its Subsidiaries, jointly and severally, shall indemnify and hold harmless each Purchaser and its Affiliates and their respective officers, directors, agents, employees, Subsidiaries, partners, members, attorneys, accountants and controlling persons (each, an “Indemnified Party”) to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel and costs of investigation incurred by an Indemnified Party in any action or proceeding between the Borrower or any of its Subsidiaries and such Indemnified Party (or Indemnified Parties) or between an Indemnified Party (or Indemnified Parties) and any third party or otherwise) or other liabilities or losses (collectively, “Liabilities”), in each case resulting from or arising out of any breach of any representation or warranty, covenant or agreement of the Borrower or any of its Subsidiaries in this Agreement or any other Note Document, including without limitation, the failure to make payment when due of amounts owing pursuant to this Agreement or any other Note Document, on the due date thereof (whether at the scheduled maturity, by acceleration or otherwise) or any legal, administrative or other actions (including, without limitation, actions brought by any holders of equity or Debt of the Borrower or any of its Subsidiaries or derivative actions brought by any Person claiming through or in the Borrower’s or any of its Subsidiaries’ name), proceedings or investigations (whether formal or informal), or written threats thereof, based upon, relating to or arising out of the Note Documents, the transactions contemplated thereby, or any Indemnified Party’s role therein or in the transactions contemplated thereby; provided, however, that the Borrower and its Subsidiaries shall not be liable under this Section 12.1 to an Indemnified Party to the extent such Liabilities resulted from the willful misconduct or gross negligence of such Indemnified Party; provided, further, that if and to the extent that such indemnification is unenforceable for any reason other than willful misconduct or gross negligence, the Borrower and its Subsidiaries, jointly and severally, shall make the maximum contribution to the payment and satisfaction of such Liabilities which shall be permissible under Requirements of Law. In connection with the obligation of the Borrower and its Subsidiaries to indemnify for expenses as set forth above, each of the Borrower and its Subsidiaries further agrees, upon presentation of invoices, to reimburse each Indemnified Party for all such expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel and costs of investigation incurred by an Indemnified Party in connection with any Liabilities) as they are incurred by such Indemnified Party.

12.2 Procedure; Notification. Each Indemnified Party under this Article 12 will, after the receipt of notice of the commencement of any action, investigation, claim or other proceeding against such Indemnified Party in respect of which indemnity may be sought from the Borrower and its Subsidiaries under this Article 12, notify the Borrower in writing of the commencement thereof. The omission of any Indemnified Party to so notify the Borrower of any such action shall not relieve the Borrower or any of its Subsidiaries from any liability which it may have to such Indemnified Party unless such omission substantially and irrevocably impairs the Borrower’s or any of its Subsidiaries’ ability to defend the action, claim or other proceeding. In case any such action, claim or other proceeding shall be brought against any Indemnified Party and it shall notify the Borrower of the commencement thereof, the Borrower shall, with Purchaser’s consent, be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action, claim or proceeding in which the Borrower or any of its Subsidiaries, on the one hand, and an Indemnified Party, on the other hand, is, or is reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel at the Borrower’s or such Subsidiary’s expense and to control its own defense of such action, claim or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between the Borrower or any of its Subsidiaries, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable. Each of the Borrower and its Subsidiaries agrees that it will not, without the prior written consent of the Required Holders, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless (i) such settlement, compromise or consent includes an unconditional release of the Purchaser and each other Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding (ii) the Borrower has provided reasonable prior notice thereof and (iii) the Purchaser has provided its prior written consent to such settlement, compromise or consent, which consent will not be unreasonably withheld or delayed. The rights accorded to Indemnified Parties hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise.

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Article 13
MISCELLANEOUS

13.1 Survival of Representations and Warranties. All of the representations and warranties made herein shall survive the execution and delivery of this Agreement, any investigation by or on behalf of the Purchaser, acceptance of the Notes and payment therefor, or termination of this Agreement.

13.2 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier (with receipt confirmed), courier service, e-mail or personal delivery:

(a)	if to the Purchaser:

FB Loan Series I, LLC

c/o Hutton Ventures LLC

207 W. 25th Street

9th Floor

New York, NY 10001

Facsimile: (212) 656-1214

Email Address: rschechter@huttoncm.com

Attention: Rob Schechter

With a copy (which shall not constitute notice) to:

K&L Gates LLP

599 Lexington Avenue

New York, NY 10022

Facsimile: (212) 536-3901

Attention: Ed Dartley, Esq., Aaron S. Rothman, Esq.

(b)	if to the Borrower or any Subsidiary:

Facebank Group, Inc.
1115 Broadway, 12th Floor
New York, New York 10010

E-Mail: john.textor@facebank.com
Attention: John Textor

With a copy (which shall not constitute notice) to:

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10022
Facsimile: (212) 658-9332
E-Mail: mnussbaum@loeb.com
Attention: Mitch Nussbaum, Esq.

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; if mailed, five (5) Business Days after being deposited in the mail, postage prepaid; or if telecopied, when receipt is acknowledged.

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13.3 Successors and Assigns.

(a) This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Subject to applicable securities laws, the Purchaser may transfer any of its Notes in whole or in part and may assign its rights under the Note Documents at any time. The Purchaser may, without the consent of Borrower, assign, bifurcate, syndicate, sell or grant a participation in all or any portion of the Obligations in a private transaction not constituting a public offering, and the Borrower hereby agrees to cooperate in any such transaction. Such transaction shall be negotiated, executed and performed at the Purchaser’s cost and expense; provided that, the Borrower shall be responsible for its own legal fees in connection therewith. The Purchaser shall endeavor to provide written notice to the Borrower of any assignment within five (5) Business Days after the date of such assignment, provided that the failure to so deliver shall not affect the validity of such assignment, or create any liability on the part of the Borrower or the applicable assignee.

(b) Any Holder may at any time, without the consent of, or notice to, Borrower, sell to one or more Persons participating interests in its Notes or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Holder of a participating interest to a Participant, (i) such Holder’s obligations hereunder shall remain unchanged for all purposes, (ii) Borrower shall continue to deal solely and directly with such Holder in connection with such Holder’s rights and obligations hereunder and (iii) all amounts payable by Borrower shall be determined as if such Holder had not sold such participation and shall be paid directly to such Holder. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 13.4. In the event that a Holder sells a participation, the Holder, as a non fiduciary agent on behalf of the Borrower, shall maintain (or cause to be maintained) in the United States a register (the “Participant Register”) on which it enters the name and addresses of all participants in the Obligations held by it and the rights of such participants in the Obligations (including principal amount, interest thereon, and fees of the portion of such Obligations that is subject to such participations). No Holder shall have an obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Obligation), except as otherwise required by applicable law and to the Borrower at their reasonable request and then, solely to the extent that such disclosure is required to establish that such participation or Obligation is in registered form under Sections 5f.103-1(c) and 1.871-14(c) of the Treasury Regulations. Any participation or transfer thereof may be effected only by the registration of such participation on the Participant Register.

(c) The Borrower may not assign any of its rights, or delegate any of its obligations, under this Agreement without the prior written consent of the Required Holders, and any such purported assignment by the Borrower without the written consent of the Required Holders shall be void and of no effect. Except as provided in Article 12, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of any of the Note Documents.

13.4 Amendment and Waiver.

(a) No failure or delay on the part of any of the parties hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for in this Agreement are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

(b) Any amendment, waiver, supplement or modification of or to any provision of this Agreement, and any consent to any departure by any party from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by the Borrower and the Required Holders (unless such provision specifically states that such approval is only required by the Purchaser) and (ii) only in the specific instance and for the specific purpose for which made or given.

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(c) Except where notice is specifically required by this Agreement, no notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

13.5 Signatures; Counterparts. Facsimile or any other electronic transmission of any executed original document and/or retransmission of any executed facsimile transmission shall be deemed to be the same as the delivery of an executed original. At the request of any party hereto, the other parties hereto shall confirm facsimile or other electronic transmissions by executing duplicate original documents and delivering the same to the requesting party or parties. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

13.6 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

13.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH, AND ENFORCED UNDER, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW OF SUCH STATE.

13.8 JURISDICTION, JURY TRIAL WAIVER, ETC.

(a) EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AGREES THAT THE ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES, OR ANY AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND HEREBY EXPRESSLY SUBMITS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURTS FOR THE PURPOSES THEREOF AND EXPRESSLY WAIVES ANY CLAIM OF IMPROPER VENUE AND ANY CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 13.2.

(b) EACH LOAN PARTY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES, OR ANY OF THE OTHER NOTE DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EACH OF LOAN PARTIES AND THEIR SUBSIDIARIES (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE PURCHASER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE PURCHASER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (ii) ACKNOWLEDGES THAT THE PURCHASER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, AND THE OTHER NOTE DOCUMENTS TO WHICH IT IS PARTY BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

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13.9 Severability. If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions of this Agreement. The parties hereto further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

13.10 Rules of Construction. Unless the context otherwise requires, “or” is not exclusive, and references to sections or subsections refer to sections or subsections of this Agreement.

13.11 Entire Agreement. This Agreement, together with the exhibits and schedules hereto and the other Note Documents, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained in this Agreement, the exhibits and schedules hereto and the other Note Documents. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto, and the other Note Documents supersede all prior agreements and understandings between the parties with respect to such subject matter.

13.12 Certain Expenses. The Borrower will pay all expenses of the Purchaser (including, without limitation, reasonable fees, charges and disbursements of counsel to the Purchaser) in connection with (a) any enforcement, amendment, supplement, modification or waiver of or to any provision of this Agreement or any of the other Note Documents or any documents relating thereto (including, without limitation, a response to a request by the Borrower for the consent of the Required Holders or the Purchaser to any action otherwise prohibited hereunder or thereunder), (b) consent to any departure from, the terms of any provision of this Agreement or such other documents, and (c) any redemption of the Notes or any equity or other interests in the Borrower or any Subsidiary of the Borrower owned by such Holder.

13.13 Publicity. Except as may be required by Requirements of Law (including filings by any Holder with the United States Securities Exchange Commission as required under the Securities Act or other applicable law), none of the parties hereto shall issue a publicity release or announcement or otherwise make any public disclosure concerning this Agreement or the transactions contemplated hereby, without prior approval by the other party hereto. If any announcement is required by law to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties an opportunity to comment thereon. Notwithstanding anything herein to the contrary, any party to this Agreement and the other Note Documents (and any employee, representative, or other agent of any such party) may disclose to any and all persons, without limitation of any kind, such party’s tax treatment and the tax structure of the Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, notwithstanding the above, any such information and materials shall be kept confidential to the extent necessary to comply with applicable securities laws. Notwithstanding anything herein to the contrary, the Borrower shall be permitted to disclose this Agreement and the Note Documents to any Governmental Authority in connection with any licensing or accreditation necessary or desirable to the conduct of the Borrower’s business (it being understood that the Borrower shall provide advance notice of such disclosure to the Purchaser, to the extent practicable).

13.14 Further Assurances. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be required or desirable to carry out or to perform the provisions of this Agreement, including without limitation, any post-closing assignment(s) by any Holder of a portion of the Notes to a Person not currently a party hereto, subject to the limitations set forth herein.

13.15 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other Note Documents. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any Note Document, this Agreement or such other Note Document shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or any other Note Document. No knowledge of, or investigation, including without limitation, due diligence investigation, conducted by, or on behalf of, the Purchaser or any other Holder shall limit, modify or affect the representations set forth in Article 6 of this Agreement or the right of any Holder to rely thereon.

[signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

Borrower:

FACEBANK GROUP, INC.

By:	/s/ John C. Textor
Name:	John C. Textor
Title:	Chief Executive Officer

FUBOTV ACQUISITION CORP.

By:	/s/ John C. Textor
Name:	John C. Textor
Title:	President

EVOLUTION AI CORPORATION

By:	/s/ John C. Textor
Name:	John C. Textor
Title:	Chief Executive Officer

PULSE EVOLUTION CORPORATION

By:	/s/ Jordan Fiksenbaum
Name:	Jordan Fiksenbaum
Title:	Chief Executive Officer

[signature pages continue]

[Note Purchase Agreement]

Purchaser:

FB LOAN SERIES I, LLC

By:	/s/ Greg Preis
Name:	Greg Preis
Title:	Authorized Signatory

[Note Purchase Agreement]

Schedule 2.1

Commitments

Purchaser	Notes
FB Loan Series I, LLC	$10,050,000
Total	$10,050,000